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                                                                EXHIBIT 10.20(b)


                                 ADDENDUM NO. 1
                    TO COLLABORATION AGREEMENT (p53 PRODUCTS)


         This Addendum No. 1 ("Addendum") is made by and between Introgen Therapeutics, Inc. ("Introgen") and Rhone-Poulenc Rorer Pharmaceuticals Inc. ("RPRP") as of January 23, 1996 ("Effective Date"), to that certain Collaboration Agreement (p53 Products) dated as of October 7, 1994 between Introgen and RPRP (the "Collaboration Agreement").

                               B A C K G R O U N D

         A. Section 5.2 of the Collaboration Agreement provides, among other things, that RPRP and Introgen shall each have the right to develop the Collaboration Products within the Field in the Co-Exclusive Territory, which includes Japan (among other countries).

         B. Section 7.2 of the Collaboration Agreement provides that RPRP and Introgen shall each have the co-exclusive right to market, sell and distribute Collaboration Products in the Co-Exclusive Territory.

         C. To expedite commercialization of the initial Collaboration Products, RPRP and Introgen desire to initiate "first-in-human" clinical trials in Japan for two (2) initial Collaboration Products on a cooperative basis, on the terms and conditions set forth below.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1. Except as otherwise expressly defined herein, capitalized terms shall have the meaning defined in the Collaboration Agreement.

         2. RPRP and Introgen agree to conduct in accordance with this Addendum a [*] in Japan for the adenoviral P53 Collaboration Product that is currently the subject of clinical trials in the United States (the "P53/AV Product"). In addition, the parties agree to conduct [*] in Japan for [*] Collaboration Product [*], by the Development Committee under the Collaboration Agreement [*]. It is understood that RPRP may propose to the Development Committee [*], and Introgen's representatives on the Development Committee will not unreasonably withhold their consent to such proposal. If the [*] substantially identical to this Addendum. Together, the [*] to be conducted hereunder are referred to below as the "Initial Japanese Clinical Development." [*]

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         [*]

         3. Promptly following the Effective Date, RPRP and Introgen shall form a development committee (the "Japanese Development Committee"), which will consist of three (3) representatives from each of RPRP and Introgen. Introgen and RPRP may each replace its Japanese Development Committee representatives at any time, with written notice to the other party. The Japanese Development Committee shall oversee, review and coordinate the Initial Japanese Clinical Development. All decisions of the Japanese Development Committee shall be by absolute majority vote. RPRP's lead representative shall chair all meetings of the Japanese Development Committee.

                  (a) The Japanese Development Committee shall meet every four
         (4) months, or more often as agreed by the parties, in Tokyo, Japan, or such other location as the parties agree. The parties agree that at least one meeting of the Japanese Development Committee per full calendar year will be held at Introgen's facilities in Houston. At its meetings, the Japanese Development Committee will [*].

                  (b) RPRP shall be responsible for preparing reasonably detailed plans and budgets under which the Initial Japanese Clinical Development will be carried out. Upon approval of the Japanese Development Committee, and subject to such approval, such plans and budgets shall be the "Japanese Development Plan and Budget" for all purposes of this Addendum.

                  (c) Promptly following the Effective Date, RPRP shall prepare and provide to the Japanese Development Committee a proposed Japanese Development Plan and Budget for the P53/AV Product for which the Initial Japanese Clinical Development will be conducted. [*] The Japanese Development Committee shall review such proposal as soon as possible and shall establish and approve no later than October 31 of such year the final Program Plan and Budget for the next succeeding year. The Japanese Development Committee shall review the Japanese Development Plan and Budget


         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         on an ongoing basis and may make changes to the Japanese Development
         Plan and Budget then in effect; provided, however, the Japanese Development Plan and Budget in effect at any time shall not be modified except as approved by the Japanese Development Committee.

     4. RPRP shall conduct the Initial Japanese Clinical Development in accordance with the Japanese Development Plan and Budget and shall use its reasonable diligent efforts to meet the time schedules contemplated therein. It is understood that, subject to the Japanese Development Plan and Budget and the control of the Japanese Development Committee, RPRP will be responsible for the clinical management and supervision of the clinical trials conducted under this Addendum.

                  (a) RPRP agrees to keep Introgen fully informed of the

         progress of the Initial Japanese Clinical Development conducted hereunder. [*] RPRP agrees to provide Introgen English translations of information generated in connection with the Initial Japanese Clinical Development. To the extent permitted by law or regulation, all regulatory approvals and filings with respect to the Initial Japanese Clinical Development will be made jointly in the names of RPRP and Introgen, or in such other manner as the parties agree, and as requested by Introgen, RPRP shall use reasonable diligent efforts to take such actions as may be necessary or appropriate to enable Introgen to transfer or extend to third parties co-equal benefits in such approvals and filings.

                  (b) [*] All trial protocols and regulatory submissions with respect to the Initial Japanese Clinical Development, and all agreements entered into by RPRP with respect to the conduct of the Initial Japanese Clinical Development, shall be subject to the review and approval of the Japanese Development Committee.

                  (c) Without limiting the foregoing, RPRP shall periodically, and not less often than semi-annually during the term of this Addendum, provide the Japanese Development Committee with a written report summarizing the progress of the Initial Japanese Clinical Development with respect to each Initial Japanese Product during the preceding two calendar quarters.

         5. Subject to the remainder of this Section 5, RPRP will advance the costs associated with the Initial Japanese Clinical Development. Introgen will reimburse [*] of RPRP's out-of-pocket costs approved by the Japanese Development Committee that are paid to third parties to conduct clinical trials under the Initial Japanese Clinical Development, and [*], supplied under paragraph 6 below for use in such Initial Japanese Clinical Development ("Reimbursable Costs"), regardless of the trial outcome. [*], no later than the date that is [*] after completion of all clinical trials conducted hereunder (the "Due Date"). At Introgen's option, however, Introgen may [*].

         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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In the event of such election, Introgen shall issue [*]. For the avoidance of doubt, following such issuance, [*]. In the event [*] or if [*], then so long as [*]. The foregoing amounts to be reimbursed to RPRP by Introgen shall bear interest at the [*], as published from time to time by Bank of America NT&SA in San Francisco, California, from the date the amounts are paid by RPRP until the date such amounts are reimbursed by Introgen. It is understood that [*]. Notwithstanding anything contained in this Addendum to the contrary, in the event that [*], and (ii) Introgen and/or the third party shall thereafter be required to pay on an ongoing basis [*] of the Reimbursable Costs associated with the Initial Japanese Clinical

         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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Development for such Initial Japanese Product and (iii) Introgen and/or the third party shall reimburse RPRP, on the Due Date in accordance with the foregoing provisions of this Section 5, any Reimbursable Costs (together with accrued interest thereon) accrued prior to the date of such Partnering Arrangement.

         6. Introgen shall supply [*] quantities of the P53/AV Product to be used in the Initial Japanese Clinical Development, on the same terms [*].

         7. Section 2.5 of the Collaboration Agreement shall be deemed to apply to all publications of results of the Initial Japanese Clinical Development (except that all references to the Development Committee shall be deemed to refer to the Japanese Development Committee), but neither of the last two sentences of Section 5.4.2, nor any of Section 5.4.3 of the Collaboration Agreement, shall apply to preclinical data, clinical data or regulatory filings generated or made in connection with the Initial Japanese Clinical Development conducted hereunder.

         8. RPRP agrees to use its reasonable diligent efforts to conduct and complete as expeditiously as possible the Initial Japanese Clinical Development.

         9. [*]

         10. The term of this Addendum shall continue until completion of each [*] within the Initial Japanese Clinical Development conducted hereunder; provided that this Addendum may be extended by the parties for such longer period as the parties may mutually agree in writing.

         11. This Addendum shall be deemed a part of the Collaboration Agreement. Except as otherwise expressly provided in this Addendum, all rights and obligations with respect to Collaboration Products in Japan will be as set forth in the Collaboration Agreement. Following the expiration or termination of this Addendum, all obligations of the parties under this Addendum, except those under Paragraphs 4(a), 5 and 7 above, shall terminate and be of no further force or effect. It is understood that nothing in this Addendum shall be deemed to [*].

                                          RHONE-POULENC RORER
INTROGEN THERAPEUTICS, INC.               PHARMACEUTICALS INC.

By: /s/ David G. Nance                    By:    K. R. Pina
    ---------------------------------          --------------------------------
         DAVID NANCE                               Vice President &
         President                                 General Counsel

Date:  01-23-1996                          Date: 01-19-1996
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         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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